CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-197909 on Form N-2 of our report dated December 23, 2015, relating to the financial statements and financial highlights of Pioneer ILS Interval Fund (the "Fund") appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2015. We also consent to the references to us under the headings "Financial Highlights" "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


Deloitte & Touche LLP

Boston, Massachusetts
February 5, 2016